UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SUPERGEN, INC.
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Filed by SuperGen, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: SuperGen, Inc.

Commission File No.: 0-27628

The following letters were sent to all stockholders of SuperGen, Inc. (“SuperGen” or the “Company”) with SuperGen’s annual report and proxy statement.  The letters include information relating to the proposed acquisition of Astex Therapeutics Limited (“Astex”) by SuperGen pursuant to the terms of an Implementation Agreement, dated as of April 6, 2011.

SuperGen Annual Report 2010

To our stockholders

The year 2010 was a successful one for SuperGen, and we believe that the proposed acquisition of Astex Therapeutics Limited will be an important aspect of our future success for 2011 and beyond. I strongly encourage you to review the proxy statement you received along with this Annual Report to learn more about the details of the transaction and to vote on this and other proposals at our Annual Stockholder Meeting.

SuperGen has been profitable in three out of the last four years and has not raised money in the public markets since 2004. We believe that our financial strength and proprietary discovery-stage and clinical portfolios distinguish us from the majority of biotech companies in the world today, and that we have successfully built a solid foundation for the future.

Annual worldwide sales of the two commercially available hypomethylators, one of which is Dacogen®, are approaching $1 billion and growing at a 10% rate. Dacogen, our financial engine, has continued to outperform analyst expectations. Global sales of Dacogen during 2010 generated royalty revenue to our Company of over $52 million, representing an increase of approximately 27% from 2009. To potentially expand the market for Dacogen, our partners, Eisai and Johnson & Johnson, have announced they will file applications in 2011 for regulatory approvals of Dacogen in elderly acute myeloid leukemia (AML) patients.

SuperGen’s novel second-generation hypomethylating agent, SGI-110, entered Phase I, First-in-Human clinical studies in January 2011. SuperGen is working with major cancer centers and the Stand Up to Cancer’s Epigenetics Dream Team on this Phase I/II trial. The trial of this subcutaneous, low volume drug targets both myelodysplastic syndromes and AML patients, and will test two dosing regimens. Data from this trial is expected next year. Given this drug’s observed advantages over Dacogen in the pre-clinical stage, SGI-110 has the potential to build upon the Dacogen franchise.

The Company’s most advanced clinical-stage drug, amuvatinib, or MP-470, will enter a clinical proof of concept, Phase II trial in the first half of 2011. The trial will enroll small cell lung cancer patients who are refractory to Platinum/Etoposide treatment or who have relapsed shortly after such treatment. Clinical proof of concept data is anticipated in 2012.

The driver of SuperGen’s strong foundation has been our commitment to the maintenance and enhancement of shareholder value. In line with this commitment, in April 2011 SuperGen announced entry into a definitive merger agreement with Astex Therapeutics Limited, subject to regulatory and shareholder approvals. Astex is a privately held, UK-based biotechnology company that discovers targeted therapies.

The merged company, to be named Astex Pharmaceuticals, Inc. (NASDAQ: ASTX), will have a clinical pipeline of seven drugs, three of which are partnered with large pharmaceutical companies. Four drugs are expected to be in Phase II. The company will have top-tier partnerships with GlaxoSmithKline, Eisai, Johnson & Johnson, Novartis and AstraZeneca, with nearly $2 billion in potential future milestone revenues plus future royalties. We believe that we are creating an industry leading drug discovery platform that will sustain future value creation. Integrated operations will be based in two of the world’s leading biotech clusters in the United States and the United Kingdom.

We believe the combination of SuperGen and Astex will create a world-class oncology company with the people, partnerships, clinical assets, infrastructure and capital resources to generate shareholder value in the years ahead. We expect that the pipeline and highly regarded drug discovery platform of Astex, coupled with the pipeline, development expertise and capital resources of SuperGen, will give rise to a powerful new entity capable of delivering valuable therapies targeting critical medical needs.

On behalf of the entire team and Board of Directors, we thank you for your continued support.

Sincerely,

James S.J. Manuso, Ph.D.

Chairman, President and Chief Executive Officer

Dear Stockholder:

First and foremost I want to thank you as a valued stockholder for all your support of SuperGen.  As the enclosed proxy will describe in detail, we have been very busy on your behalf.  Over the last few years, we have restructured our business, enhanced our financial position, and developed a novel pipeline of pharmaceutical assets.  Yet we believe that our pace of innovation can be increased.

To that end, at this year’s annual meeting of stockholders, we are bringing before you several proposals that we hope you will support, one of which is a potential transaction that we believe could be transformational for our business.  The enclosed proxy describes our proposed acquisition of Astex Therapeutics Limited, a U.K.-based biotechnology company.

We believe that this transaction, if approved by the required vote of our stockholders, would allow us to:  acquire new potential revenue sources; expand our existing pharmaceutical partnerships; strengthen our discovery capabilities; and expand our development pipeline with various staged assets including the addition of several Phase II clinical stage programs.  At the same time, the acquisition is expected to permit us to better leverage our substantial financial reserves in the short and long-term.

The proposed acquisition requires consideration to be paid to the Astex Therapeutics shareholders as follows:

•                  $25 million upfront in cash at closing;

•                  35% of the equity of the combined entity at closing; and,

•                  $30 million in deferred consideration, to be paid in either equity or cash at the discretion of the audit committee of our Board of Directors, over a period of up to 30 months following the closing.

At our recent joint Analyst Day presentation held in New York City on April 12th, the management of Astex Therapeutics reported that at December 31, 2010, they had total operating cash of approximately $28 million (as converted) to fund its operations in the near term.  In addition to their cash position, Astex management has estimated that gross milestone achievements from existing partnerships could yield up to $75 million (as converted) over the next three years.

If you and the other SuperGen stockholders approve the proposed acquisition of Astex Therapeutics Limited, SuperGen intends to change its corporate name to Astex Pharmaceuticals, Inc.  We would change our listing on NASDAQ from SUPG to the symbol, ASTX.  Because the name change is expected to take place shortly after the closing of the transaction, the shares you currently hold would automatically refer to Astex Pharmaceuticals, Inc.  No further action on your part would be required.

Here is a potential profile of the proposed combined entity:

•                  Over $120 million in cash, cash equivalents and current and non-current marketable securities;

•                  Ongoing Dacogen royalty revenue forecasted up to $55 million in 2011;

•                  Seven drugs in different stages of clinical development, with four drugs either in or entering Phase II trials, to develop and monetize;

•                  Strong partnerships with GlaxoSmithKline, Janssen, Novartis, AstraZeneca and Eisai with the potential to yield up to $2 billion in future milestones, plus royalties on approved products;

•                  Significantly expanded discovery capabilities; and

•                  An expanded management team and board of directors with extensive industry experience and leadership capabilities.

I hope you will agree with our Board of Directors and vote in support of the proposal for this transaction and all other corporate proposals included in our proxy for this year’s annual meeting of stockholders.

If you have any questions, please reach out to us either through our websites (www.supergen.com or the transaction website www.astex-supergen.com), or directly, through our head of corporate communications, Timothy Enns, at tim.enns@supergen.com.

Thank you for your consideration and attention to this important matter.

Sincerely,

James S. J. Manuso, Ph.D.

Chairman, President and Chief Executive Officer

Note on Forward Looking Statements

These letters and other statements that SuperGen may make, including statements about the benefits of the transaction with Astex, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to SuperGen’s future financial or business performance, strategies or expectations.

Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

SuperGen cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change overtime.  Forward-looking statements speak only as of the date they are made, and SuperGen assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in SuperGen’s reports filed with the Securities and Exchange Commission (the “SEC”), the following factors, among others, could cause actual result to differ materially from forward-looking statements or historical performance:  (1) the success of our drug development efforts; (2) our cash and prospective financial positions; (3) the achievement of regulatory approvals in the U.S. and abroad; (4) the success of partnerships to develop and sell drugs in the U.S. and abroad; (5) our ability to develop and commercialize new drugs; (6) the impact of increased competition; (7) the impact of future acquisitions or divestitures; (8) the adequacy of intellectual property protection; (9) the impact of legislative and regulatory actions and regulatory, supervisory or enforcement actions of government agencies; (10) the ability to attract and retain highly talented professionals; and (11) the ability of SuperGen to consummate the transaction with Astex and realize the benefits of such transaction.

SuperGen’s Annual Reports on Form 10-K, proxy statement and SuperGen’s subsequent reports filed with the SEC, accessible on the SEC’s website at www.sec.gov and on SuperGen’s website at www.supergen.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

Additional Information and Where to Find It:

On May 2, 2011, SuperGen filed a definitive proxy statement with the SEC.  SuperGen has furnished the definitive proxy statement by mail to our stockholders of record on April 29, 2011 on or about May 5, 2011 in connection with the proposed transaction, pursuant to which the Company would acquire Astex (the “Transaction”).  The definitive proxy statement contains important information about the proposed Transaction and related matters.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY.  Investors and stockholders will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.  In addition, investors and stockholders will be able to obtain free copies of the definitive proxy statement from the Company by contacting Investor Relations by telephone or by going to the Company’s corporate website at www.supergen.com (click on “SEC Filings”) or by going to a new website www.astex-supergen.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed Transaction.  Information regarding the interests of these directors and executive officers in the transaction described herein have been and is included in the definitive proxy statement described above.